                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-113997

PROSPECTUS SUPPLEMENT
(To prospectus dated May 26, 2004)

                           VION PHARMACEUTICALS, INC.

                        17,242,308 SHARES OF COMMON STOCK

                                -----------------

         This document supplements the prospectus dated May 26, 2004 relating to the sale of 17,242,308 shares of our common stock. We are not selling any shares; the stockholders named in the prospectus are offering their shares. This prospectus supplement is incorporated by reference into the prospectus.

         This supplement amends the table of selling stockholders on page 13 of the prospectus to reflect the following transfers:

         o    A warrant to purchase 300,000 shares of common stock from Rodman &
              Renshaw, Inc. to Langley Partners, L.P. The warrant has an exercise price of $3.25 per share of common stock.

         o    A warrant to purchase 8,000 shares of common stock from Cohanzick
              Partners, LP to Langley Partners, L.P. The warrant has an exercise price of $3.25 per share of common stock.

                                -----------------

         SEE "RISK FACTORS," WHICH BEGINS OF PAGE 6 OF THE ACCOMPANYING
PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE
INVESTORS.

                                -----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 18, 2004.

                              SELLING STOCKHOLDERS

         This prospectus relates to the registration of 17,242,308 shares of common stock of Vion for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.

--------------------------------------------------------------------------------------------------------------------------
                                                                                                             Number of
                                                          Number of                                          Shares of
                                                          Shares of         Number of                       Common Stock
                                                        Common Stock        Shares of                       Beneficially
                                                        Beneficially      Common Stock     % of Common      Owned After
                                                       Owned Prior to      Registered      Stock After     this Offering
               Selling Stockholder                        Offering           Herein         Offering *          (1)
--------------------------------------------------------------------------------------------------------------------------

Alexandra Global Master Fund Ltd.                      1,875,000 (2)      1,875,000 (2)                           0
--------------------------------------------------------------------------------------------------------------------------
Atlas Equity I, Ltd.                                     918,414 (3)        480,769 (4)                      437,645 (5)
--------------------------------------------------------------------------------------------------------------------------
Cohanzick Partners, LP                                   317,714 (6)         32,000                          285,714 (7)
--------------------------------------------------------------------------------------------------------------------------
Cohanzick Absolute Return Master Fund, Ltd.               40,770 (8)         40,770 (8)                            0
--------------------------------------------------------------------------------------------------------------------------
Gabriel Capital, L.P.                                    399,999 (9)        399,999 (9)                            0
--------------------------------------------------------------------------------------------------------------------------
DKR Saturn Holding Fund Ltd.                              20,750 (10)        20,750 (10)                           0
--------------------------------------------------------------------------------------------------------------------------
DKR Saturn Event Driven Holding Fund Ltd.                104,250 (11)       104,250 (11)                           0
--------------------------------------------------------------------------------------------------------------------------
FrontPoint Healthcare Fund, L.P.                         800,000 (12)       500,000 (12)                     300,000
--------------------------------------------------------------------------------------------------------------------------
Galleon Healthcare Offshore, Ltd.                      3,055,900 (13)     2,175,000 (13)         1.58%       880,900
--------------------------------------------------------------------------------------------------------------------------
Galleon Healthcare Partners, L.P.                        444,150 (14)       325,000 (14)                     119,150
--------------------------------------------------------------------------------------------------------------------------
Galleon Captain's Partners, L.P.                         299,050 (15)       275,000 (15)                      24,050
--------------------------------------------------------------------------------------------------------------------------
Galleon Captain's Offshore, Ltd.                       1,060,950 (16)       975,000 (16)                      85,950
--------------------------------------------------------------------------------------------------------------------------
The Jay Goldman Master L.P.                              892,500 (17)       750,000 (17)                     142,500
--------------------------------------------------------------------------------------------------------------------------
Topaz Partners                                         1,250,000 (18)     1,250,000 (18)                           0
--------------------------------------------------------------------------------------------------------------------------
Langley Partners, L.P.                                 3,446,170 (19)     1,808,000 (19)         2.93%     1,638,170 (7)
--------------------------------------------------------------------------------------------------------------------------
Orion Biomedical Offshore Fund, LP                       188,798 (20)       188,798 (20)                           0
--------------------------------------------------------------------------------------------------------------------------
Orion Biomedical Fund, LP                                868,895 (21)       868,895 (21)                           0
--------------------------------------------------------------------------------------------------------------------------

                                       2

--------------------------------------------------------------------------------------------------------------------------
                                                                                                             Number of
                                                          Number of                                          Shares of
                                                          Shares of         Number of                       Common Stock
                                                        Common Stock        Shares of                       Beneficially
                                                        Beneficially      Common Stock     % of Common      Owned After
                                                       Owned Prior to      Registered      Stock After     this Offering
               Selling Stockholder                        Offering           Herein         Offering *          (1)
--------------------------------------------------------------------------------------------------------------------------

Perceptive Life Sciences Master Fund, Ltd.            1,592,608 (22)     1,442,308 (22)                      150,300
--------------------------------------------------------------------------------------------------------------------------
Portside Growth and Opportunity Fund (23)               766,483 (24)       480,769 (25)                      285,714 (7)
--------------------------------------------------------------------------------------------------------------------------
SAC Capital Associates, LLC                           2,500,000 (26)     2,500,000 (26)                            0
--------------------------------------------------------------------------------------------------------------------------
Sands Point Partners, LP                                103,150 (27)        68,750 (27)                       34,400
--------------------------------------------------------------------------------------------------------------------------
Off Sands Point LTD                                      90,350 (28)        56,250 (28)                       34,100
--------------------------------------------------------------------------------------------------------------------------
Viking Global Equities LP                               394,050 (29)       316,250 (29)                       77,800
--------------------------------------------------------------------------------------------------------------------------
VGE III Portfolio Ltd.                                  382,950 (30)       308,750 (30)                       74,200
--------------------------------------------------------------------------------------------------------------------------
                                            TOTAL                       17,242,308
--------------------------------------------------------------------------------------------------------------------------

* Unless otherwise listed, less than 1%. The percentage of ownership of common stock is based on 55,391,887 shares of common stock outstanding as of August 31,
2004 and excludes all shares of common stock issuable upon the exercise of outstanding options or warrants to purchase common stock, other than the shares of common stock issuable upon the exercise of warrants to purchase common stock held by the named entity.

(1)    Assumes sale of all of the shares of common stock offered hereby.

(2)    Includes 375,000 shares of common stock issuable upon the exercise of warrants.

(3)    Includes 418,699 shares of common stock issuable upon the exercise of warrants.

(4)    Includes 96,154 shares of common stock issuable upon the exercise of warrants.

(5)    Includes 322,545 shares of common stock issuable upon the exercise of warrants.

(6)    Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(7)    Represents shares of common stock issuable upon the exercise of warrants.

(8)    Includes 8,154 shares of common stock issuable upon the exercise of warrants.

(9)    Includes 80,000 shares of common stock issuable upon the exercise of warrants.

(10)   Includes 4,150 shares of common stock issuable upon the exercise of warrants. DKR Saturn Management L.P. is the investment manager, and has retained Mike Cotton to act as manager, to DKR Saturn Holding Fund Ltd.
       As such, DKR Saturn Management Company LP and Mike

                                       3

       Cotton may be deemed to have shared dispositive power over the shares of common stock stated as beneficially owned by DKR Saturn Holding Fund Ltd.

(11)   Includes 20,850 shares of common stock issuable upon the exercise of warrants. DKR Saturn Management L.P. is the investment manager, and has retained Ron Phillips to act as manager, to DKR Saturn Event Driven
       Holding Fund Ltd. As such, DKR Saturn Management Company LP and Ron
       Phillips may be deemed to have shared dispositive power over the shares of common stock stated as beneficially owned by DKR Saturn Event Driven
       Holding Fund Ltd.

(12)   Includes 100,000 shares of common stock issuable upon the exercise of warrants.

(13)   Includes 435,000 shares of common stock issuable upon the exercise of warrants. Galleon Management, L.P. is the investment manager for Galleon
       Healthcare Offshore, Ltd. and, as such, may be deemed to have dispositive power over the shares of common stock stated as beneficially owned by
       Galleon Healthcare Offshore, Ltd.

(14)   Includes 65,000 shares of common stock issuable upon the exercise of warrants.

(15)   Includes 55,000 shares of common stock issuable upon the exercise of warrants.

(16)   Includes 195,000 shares of common stock issuable upon the exercise of warrants.

(17)   Includes 150,000 shares of common stock issuable upon the exercise of warrants.

(18)   Includes 250,000 shares of common stock issuable upon the exercise of warrants.

(19)   Includes (i) 300,000 shares of common stock issuable upon the exercise of warrants, (ii) 300,000 shares of common stock issuable upon the exercise of the warrant transferred from Rodman & Renshaw, Inc. and (iii) 8,000 shares of common stock issuable upon exercise of the warrant transferred from Cohanzick Partners, LP. Langley Capital, LLC is the general partner of Langley L.P. Jeffrey Thorp is the sole member and manager of Langley
       Capital, LLC. Langley Management, LLC is the investment manager of
       Langley L.P. Mr. Thorp holds a 99.9% membership interest in Langley
       Management, LLC and is the sole manager thereof. As a result, each of
       Langley Management, LLC, Langley Capital, LLC and Thorp may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Langley L.P.

(20)   Includes 37,760 shares of common stock issuable upon the exercise of warrants.

(21)   Includes 173,779 shares of common stock issuable upon the exercise of warrants.

(22)   Includes 288,462 shares of common stock issuable upon the exercise of warrants.

(23)   The investment advisor to Portside Growth and Opportunity Fund is Ramius
       Capital Group, LLC. The managing member of Ramius Capital Group, LLC is
       C4S & Co., the managing members of which are Peter Cohen, Morgan Stark,
       Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark,
       Strauss and Solomon may be deemed beneficial owners of the shares of common stock stated as beneficially owned by Portside Growth and
       Opportunity Fund. Messrs. Cohen, Stark, Stauss and Solomon disclaim beneficial ownership of such shares of common stock.

(24)   Includes 381,868 shares of common stock issuable upon the exercise of warrants.

(25)   Includes 96,154 shares of common stock issuable upon the exercise of warrants.

                                       4

(26)   Includes 500,000 shares of common stock issuable upon the exercise of warrants. Each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors") and S.A.C. Capital Management,
       LLC, a Delaware limited liability company ("SAC Capital Management")
       share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC
       Capital Advisors and SAC Capital Management. By reason of such relationships, SAC Capital Advisors, SAC Capital Management and Mr. Cohen
       may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by S.A.C. Capital Associates. Each of SAC
       Capital Advisors, SAC Capital Management and Mr. Cohen disclaims beneficial ownership of such shares of common stock.

(27)   Includes 13,750 shares of common stock issuable upon the exercise of warrants.

(28)   Includes 11,250 shares of common stock issuable upon the exercise of warrants.

(29)   Includes 63,250 shares of common stock issuable upon the exercise of warrants.

(30)   Includes 61,750 shares of common stock issuable upon the exercise of warrants.

                                       5